EXHIBIT 99.1
LGI Homes, Inc. Reports Record Setting Second Quarter and YTD 2017 Results and Increases EPS Guidance
THE WOODLANDS, Texas, August 8, 2017 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the second quarter 2017 and the six months ended June 30, 2017.
Second Quarter 2017 Results and Comparisons to Second Quarter 2016

•	Net Income increased 55.9% to $32.2 million, or $1.49 Basic EPS and $1.39 Diluted EPS

•	Net Income Before Income Taxes increased 54.9% to $48.6 million

•	Home Sales Revenues increased 45.6% to $324.2 million

•	Home Closings increased 34.0% to 1,511 homes

•	Average Home Sales Price increased 8.7% to $214,545

•	Gross Margin as a Percentage of Homes Sales Revenues was 26.6% as compared to 26.5%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 28.0% as compared to 27.8%

•	Ending backlog increased 74.2% to 1,545 units

•	Active Selling Communities at June 30, 2017 increased to 71 from 56

•	32,689 Total Owned and Controlled Lots at June 30, 2017
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Six Months Ended June 30, 2017 Results and Comparisons to Six Months Ended June 30, 2016

•	Net Income increased 35.9% to $44.0 million, or $2.05 Basic EPS and $1.91 Diluted EPS

•	Net Income Before Income Taxes increased 33.0% to $65.5 million

•	Home Sales Revenues increased 26.5% to $487.1 million

•	Home Closings increased 15.2% to 2,272 homes

•	Average Home Sales Price increased 9.8% to $214,388

•	Gross Margin as a Percentage of Homes Sales Revenues was 26.7% as compared to 26.1%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 28.0% as compared to 27.3%
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“We are proud to announce an outstanding quarter at LGI Homes highlighting record-setting closings, revenues, average home sales price, community count, net income and EPS,” stated Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “Based on these solid results during the first half of the year, increased demand for homeownership, and robust orders we believe we are well positioned to finish the year strong and are updating our guidance. For the full year 2017, we now anticipate to close more than 5,000 homes. In addition, we are raising the range of our full year EPS guidance to $4.25 to $4.75 per basic share.”

2017 Second Quarter Results
Home closings during the second quarter of 2017 increased 34.0% to 1,511 from 1,128 during the second quarter of 2016. Active selling communities increased to 71 at the end of the second quarter of 2017, up from 56 communities at the end of the second quarter of 2016.
Home sales revenues for the second quarter of 2017 were $324.2 million, an increase of $101.5 million, or 45.6% over the second quarter of 2016. The increase in home sales revenues is due to both the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $214,545 for the second quarter of 2017, an increase of 8.7% over the second quarter of 2016. This increase is largely attributable to changes in product mix, price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the second quarter of 2017 was 26.6% as compared to 26.5% for the second quarter of 2016. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the second quarter of 2017 was 28.0% as compared to 27.8% for the second quarter of 2016. This increase is primarily due to a combination of higher average home sales prices and construction costs, and to a lesser extent a one-time reimbursement of costs associated with community development. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $32.2 million, or $1.49 per basic share and $1.39 per diluted share, for the second quarter of 2017 increased $11.5 million, or 55.9%, from $20.7 million for the second quarter of 2016. This increase is primarily attributable to the 34.0% increase in homes closed and the 8.7% increase in average home sales price.
Results for the Six Months Ended June 30, 2017
Home closings for the six months ended June 30, 2017 increased 15.2% to 2,272 from 1,972 during the six months ended June 30, 2016.
Home sales revenues for the six months ended June 30, 2017 increased 26.5% to $487.1 million compared to the six months ended June 30, 2016. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $214,388 for the six months ended June 30, 2017, an increase of $19,060, or 9.8%, over the six months ended June 30, 2016. This increase is largely attributable to changes in product mix, price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the six months ended June 30, 2017 was 26.7% as compared to 26.1% for the six months ended June 30, 2016. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the six months ended June 30, 2017 was 28.0% as compared to 27.3% for the six months ended June 30, 2016. This increase is primarily due to a combination of leveraging our construction costs and lot costs with higher average home sales price. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $44.0 million, or $2.05 per basic share and $1.91 per diluted share, for the six months ended June 30, 2017 increased $11.6 million, or 35.9%, from $32.4 million for the six months ended June 30, 2016. This increase is primarily attributable to the 15.2% increase in homes closed and the 9.8% increase in average home sales price.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company offers the following updated guidance for 2017. The Company believes it will have between 75 and 80 active selling communities at the end of 2017, close more than 5,000 homes in 2017, and generate basic EPS between $4.25 and $4.75 per share during 2017. In addition, the Company believes 2017 gross margin as a percentage of home sales revenues will be in the range of 25.0% and 27.0% and 2017 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be similar to previous years in the range of 26.5% and 28.5% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin. The Company also believes that the average home sales price in 2017 will be between $210,000 and $220,000. This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2017 are similar to those in the first half of 2017 and that average home sales price, construction costs, availability of land, land development costs and overall absorption rates for 2017 are consistent with the Company’s recent experience.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, August 8, 2017 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “57141613”. This replay will be available until August 15, 2017.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington and Tennessee. The Company has a notable legacy of more than 14 years of homebuilding operations, over which time it has closed over 18,000 homes. For more information about the Company and its new home developments please visit the Company’s website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2017 home closings, year-end selling communities, basic earnings per share, gross margins as a percentage of home sales revenues, adjusted gross margins as a percentage of home sales revenue and average home sales price, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intent,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$27,300	$49,518
Accounts receivable	34,137	17,055
Real estate inventory	835,985	717,681
Pre-acquisition costs and deposits	13,444	10,651
Property and equipment, net	1,877	1,960
Other assets	6,453	5,631
Deferred tax assets, net	466	—
Goodwill	12,018	12,018
Total assets	$931,680	$814,514

LIABILITIES AND EQUITY
Accounts payable	$19,007	$12,277
Accrued expenses and other liabilities	63,366	46,389
Deferred tax liabilities, net	—	164
Notes payable	442,946	400,483
Total liabilities	525,319	459,313

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 22,615,519 shares issued and 21,615,519 shares outstanding as of June 30, 2017 and 22,311,310 shares issued and 21,311,310 shares outstanding as of December 31, 2016	226	223
Additional paid-in capital	215,524	208,346
Retained earnings	207,161	163,182
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	406,361	355,201
Total liabilities and equity	$931,680	$814,514

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Home sales revenues	$324,178	$222,723	$487,089	$385,186

Cost of sales	237,830	163,628	357,242	284,722
Selling expenses	24,193	17,867	40,300	31,958
General and administrative	13,680	10,488	24,945	20,440
Operating income	48,475	30,740	64,602	48,066
Other income, net	(167)	(668)	(882)	(1,171)
Net income before income taxes	48,642	31,408	65,484	49,237
Income tax provision	16,443	10,749	21,505	16,878
Net income	$32,199	$20,659	$43,979	$32,359
Earnings per share:
Basic	$1.49	$1.01	$2.05	$1.58
Diluted	$1.39	$0.96	$1.91	$1.54

Weighted average shares outstanding:
Basic	21,602,261	20,544,809	21,481,842	20,416,566
Diluted	23,242,589	21,487,013	23,032,648	21,017,188

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to Adjusted Gross Margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Home sales revenues	$324,178	$222,723	$487,089	$385,186
Cost of sales	237,830	163,628	357,242	284,722
Gross margin	86,348	59,095	129,847	100,464
Capitalized interest charged to cost of sales	4,338	2,669	6,413	4,451
Purchase accounting adjustments (a)	137	211	172	381
Adjusted gross margin	$90,823	$61,975	$136,432	$105,296
Gross margin % (b)	26.6%	26.5%	26.7%	26.1%
Adjusted gross margin % (b)	28.0%	27.8%	28.0%	27.3%

(a)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.

Home Sales Revenues and Closings by Division
(Dollars in thousands)

	Three Months Ended June 30,
	2017		2016
	Revenues	Closings	Revenues	Closings
Central	$139,762	679	$115,121	585
Southwest	63,258	248	42,960	192
Southeast	51,487	275	31,147	181
Florida	48,974	245	30,446	159
Northwest	20,697	64	3,049	11
Total home sales	$324,178	1,511	$222,723	1,128

	Six Months Ended June 30,
	2017		2016
	Revenues	Closings	Revenues	Closings
Central	$204,680	994	$195,564	995
Southwest	96,384	380	76,883	358
Southeast	79,334	426	59,061	341
Florida	73,174	368	50,629	267
Northwest	33,517	104	3,049	11
Total home sales	$487,089	2,272	$385,186	1,972

Backlog
(Dollars in thousands)

Backlog Data	Six Months Ended June 30,
	2017	2016
Net orders	3,371	2,336
Cancellation rate	21.3%	22.2%
Ending backlog – homes	1,545	887
Ending backlog – value	$352,543	$187,556

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes